Exhibit 10.2.a

2008 DECLARATION OF AMENDMENT TO

BB&T CORPORATION

1995 OMNIBUS STOCK INCENTIVE PLAN

THIS 2008 DECLARATION OF AMENDMENT to the BB&T Corporation 1995 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”) is executed on the 28th day of October, 2008, by BB&T CORPORATION (the “Corporation”).

RECITALS:

It is deemed advisable to amend the Plan in order to change the definition of Date of Exercise, to clarify the definition of Retirement under the Plan, and to add a reference to evidence of stock ownership in addition to certificates.

NOW, THEREFORE, IT IS DECLARED, that, by action of the Board of Directors of BB&T Corporation on the 28th day of October, 2008, the Plan is amended as follows, effective October 28, 2008 (all references to “Southern National Corporation” in the Plan are now “BB&T Corporation”, and all references to “SNC” are now “BB&T”):

1. By deleting Section 1.07 of the Plan in its entirety and inserting the following in lieu thereof:

“1.07. Date of Exercise means (i) (aa) with respect to the exercise of an Option in which shares of BB&T Common Stock relating to such Option are sold in the market, the date, after the optionee delivers an exercise notice to BB&T Corporation or its designee specifying the number of shares in respect of which the Option is being exercised and such other representations and agreements as may be required by BB&T Corporation or its designee, that the shares of BB&T Common Stock relating to such Option are sold in the market; and (bb) with respect to all other Option exercises, the date notice of exercise is received by BB&T Corporation or its designee; provided, however, if such notice is received by BB&T Corporation or its designee after the market closes on such day of receipt, the Date of Exercise means the next trading day of the BB&T Common Stock; and (ii) with respect to an SAR, the date that the notice of exercise is received by BB&T Corporation or its designee; provided, however, if such notice is received by BB&T Corporation or its designee after the market closes on such day of receipt, the Date of Exercise means the next trading day of the BB&T Common Stock.”

2. By deleting Section 1.17 of the Plan in its entirety and inserting the following in lieu thereof:

“1.17. Retirement means that a Participant has incurred a separation from service on or after his earliest early retirement date. As used herein, the “earliest early retirement date” of a Participant who incurs a separation from service is, (i) if the Participant is an employee, either the employee’s attainment of at least age 55 with at least 10 years of service with BB&T Corporation and/or an affiliate or, in the event the employee has not attained at least age 55 with at least 10 years of service, the employee’s attainment of at least age 65 with at least 5 years of service with BB&T Corporation and/or an affiliate; and (ii) if the Participant is a non-employee director, the non-employee director’s attainment of at least the age of retirement specified in BB&T Corporation’s policies and procedures applicable to directors as the retirement age for non-employee directors.”

3. By inserting “(or other evidence of BB&T Common Stock ownership, including, without limitation, a direct registration system book entry account)” after the phrases “no certificate for shares” in the first and fourth sentences of Article XII, and after the phrase “share certificate” in the third sentence of Article XII.

IN WITNESS WHEREOF, this 2008 Declaration of Amendment is executed on behalf of BB&T Corporation on the day and year first above written.

BB&T corporation

By:	/s/ Robert E. Greene
Title:	Senior Executive Vice President

ATTEST:

/s/ Frances B. Jones
Title:

[Corporate Seal]

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